UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
______________________________________________
Filed by the Registrant  x                             Filed by a party other than the Registrant  ¨
Check the appropriate box:

¨	Preliminary Proxy Statement

¨	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

¨	Definitive Proxy Statement

x	Definitive Additional Materials

¨	Soliciting Material Pursuant to §240.14a-12
bluebird bio, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
Payment of Filing Fee (Check all boxes that apply):

x	No fee required.

¨	Fee paid previously with preliminary materials.

¨	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplemental Disclosure
The following disclosure supplements the definitive proxy statement filed by bluebird bio, Inc. (the “Company”) with the Securities and Exchange Commission on September 26, 2024 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the annual meeting of stockholders to be held on November 6, 2024 (the “Annual Meeting”), and any postponement, continuation or adjournment thereof.
This Supplement amends and restates the disclosure under “General Information – Who pays the cost for soliciting proxies?” and “Purpose and Background of the Reverse Stock Split - Nasdaq Requirements for Continued Listing” in the Proxy Statement. Except for the amendment and restatement of the foregoing sections of the Proxy Statement, this Supplement does not modify, amend or update any other item or disclosures in the Proxy Statement.
The revised text of the Proxy Statement reads as follows:
Who pays the cost for soliciting proxies?
We will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail and through Internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of bluebird without any remuneration to such individuals other than their regular compensation. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies. We have also retained Innisfree M&A Incorporated (“Innisfree”), to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary expense disbursements, which are not expected to exceed $30,000 plus expenses in total.
Nasdaq Requirements for Continued Listing
Our Common Stock is quoted on The Nasdaq Global Select Market under the symbol “BLUE.” One of the requirements for continued listing on The Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) is maintenance of a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”). On September 11, 2024, the closing market price per share of our Common Stock was $0.58, as reported by The Nasdaq Global Select Market.
On September 30, 2024, we received written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, for the previous 32 consecutive business days, the bid price for our Common Stock had closed below the Minimum Bid Price Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 31, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days as required under Nasdaq Listing Rule 5810(c)(3)(A) (unless the Nasdaq staff exercises its discretion to extend this ten-day period). If we do not regain compliance by March 31, 2025, we may be eligible for an additional 180-calendar day compliance period by transferring the listing of our Common Stock to the Nasdaq Capital Market and satisfying certain requirements. If we fail to regain compliance during the compliance period (including a second compliance period provided by a transfer to the Nasdaq Capital Market, if applicable), then Nasdaq will notify us of its determination to delist our Common Stock, at which point we may appeal Nasdaq’s delisting determination to a Nasdaq hearing panel. In addition, if the Company were to have a closing bid price of $0.10 or less for a period of ten consecutive business days, Nasdaq would notify the Company that its securities would be subject to delisting.

There can be no assurance that we will regain compliance with the Minimum Bid Price Requirement during the 180-day compliance period, secure a second 180-day period to regain compliance, maintain compliance with the other Nasdaq listing requirements, or be successful in appealing any delisting determination. If our Common Stock is delisted from The Nasdaq Global Select Market, we cannot assure you that our Common Stock would be listed on another national securities exchange, a national quotation service, the over-the-counter markets or the pink sheets. Delisting from The Nasdaq Global Select Market, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our securities, decrease securities analysts’ coverage of us or diminish investor, supplier and employee confidence.
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